Exhibit 10.1
CONSULTING AGREEMENT

    This Consulting Agreement (“Agreement”) is between Bancroft Uranium, Inc. (“BANCROFT”), and Rick Lewon, having a place of business as set forth below (“Contractor”).  This Agreement is effective as of May 23, 2008 (the “Effective Date”).

Whereas BANCROFT and Contractor desire to create a consulting relationship in connection with certain services to be provided by Contractor to BANCROFT, as described below, the parties agree as follows:

1.       Work and Compensation.  Contractor agrees to perform the work set forth in Exhibit A (“Statement of Work”) and to provide any work product resulting therefrom to BANCROFT.  Contractor will be paid compensation in the amount and at the times set forth in Exhibit B, subject to timely submission of any deliverables in accordance with the schedule in the applicable Statement of Work.  Unless other terms are set forth in Exhibit B, BANCROFT will pay Contractor for services within thirty (30) days of the date of receipt of Contractor’s detailed invoice.  Contractor will provide BANCROFT with reasonable documentation and work description in connection with Contractor’s invoices, as requested by BANCROFT.

2.        Term.

2.1            Completion of Services.  This Agreement will become effective on the Effective Date and will continue in effect until completion of the Statement of Work as set forth in Exhibit A or any subsequent Statements of Work as set forth in Section 2.2, unless terminated earlier as set forth in Section 7.1.

2.2            Subsequent Statements of Work.  Contractor and BANCROFT may from time to time execute subsequent Statements of Work in the form of Exhibit D, each of which will be deemed to be part of this Agreement upon the earlier of (a) the date of mutual execution of the subsequent Statement of Work or (b) the date when Contractor commences any work described on a subsequent Statement of Work that has been duly executed by BANCROFT.  To the extent any terms set forth on any subsequent Statement of Work conflict with the terms of this Agreement, the terms on the Statement of Work will prevail, but only with respect to the subject work described therein.

3.       Responsibilities.  Contractor will perform and promptly complete the Statement of Work set forth in Exhibit A in a professional and timely manner consistent with industry standards at a location, place and time that Contractor deems appropriate.  Contractor, in its sole discretion, will determine the manner, method, details and means of performing work under a Statement of Work.  Except as otherwise indicated on Exhibit B attached hereto, Contractor will provide its own equipment, tools, and other materials at its own expense in performing work under the Statement of Work.

3.1            Acceptance or Rejection of Work.  Although much of the work that the Contractor will perform, will include providing security and management services and  information to subcontractors, drilling staff, potential strategic partners and liaison work with various geological and extraction firms employed by BANCROFT, it is also possible that Contractor’s work will be submitted to BANCROFT in written form.  In such a case, upon Contractor’s submission of the work product, BANCROFT will, in its sole discretion, accept or reject all or part of the work product or return it to Contractor with suggested changes.  Contractor acknowledges that if the unaccepted portion of the work product contains any Confidential Information or BANCROFT Materials, then BANCROFT will retain sole and exclusive ownership of such property, and Contractor will either return the unaccepted work product to BANCROFT or provide BANCROFT with satisfactory evidence that the unaccepted work product has been destroyed.

3.2            Quality Work.  Contractor will perform the work at a quality level, consistent with work performed by professional management at Contractor’s level and compensation.

4.       Ownership of Property.

4.1            Works Assigned to BANCROFT.  Contractor will promptly make full disclosure to BANCROFT, will provide and deliver to BANCROFT, will hold in trust for the sole right and benefit of BANCROFT, and will assign, and does hereby assign, to BANCROFT all Contractor’s right, title and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, trade secrets and other work product related to any Statements of Work, including tangible embodiments thereof, which Contractor may solely or jointly conceive, develop, make or reduce to practice, at any time during the term of this Agreement, together with all patent, copyright, trademark and other rights, including tangible embodiments thereof, that Contractor has or may acquire in all countries arising in performance of any Statement of Work (collectively, the “Works”).

BANCROFT Consulting Agreement

4.2            Intellectual Property Rights Registration. Although the nature of the services Contractor will be performing are not generally of the sort that product intellectual property rights, it is conceivable that the services rendered by Contractor will produce innovations within the field of mineral extraction, including processes, methods of extraction and terminology and brand names associated with these processes and methods, which could also include software designs or algorithms which improve the efficiency of mineral extraction.  Some of these processes or methods may be patentable or otherwise protectable.   Contractor agrees to assist BANCROFT in every lawful way to obtain, prepare and prosecute applications for letters patent, trademark, mask work and copyright registrations covering the Works assigned hereunder to BANCROFT, in order to perfect BANCROFT’s title to the Works, and to protect and enforce BANCROFT’s rights in the Works in the U.S. or foreign countries, including promptly executing additional separate assignment(s) for any of the Works, whenever requested by BANCROFT.  Such obligations will continue beyond the completion of the Statement of Work and beyond the termination of this Agreement, but BANCROFT will compensate Contractor at a reasonable rate for time actually spent by Contractor at BANCROFT’s request on such assistance after such termination.  If BANCROFT is unable for any reason to secure Contractor’s signature to apply for or to pursue any application for any U.S. or foreign letters patent, trademark, mask work or copyright registrations covering Work assigned to BANCROFT, then Contractor hereby irrevocably designates and appoints BANCROFT and its duly authorized officers and agents as Contractor’s agent and attorney-in-fact, to act for and in Contractor’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademark, copyright or mask work registrations with the same legal force and effect as if executed by Contractor.

4.3            Other Rights.  If Contractor has any rights to any Works that cannot be assigned to BANCROFT, Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against BANCROFT with respect to such rights, and agrees, at BANCROFT’s request and expense, to consent to and join in any action to enforce such rights.  If Contractor has any right to any Works that cannot be assigned to BANCROFT or waived by Contractor, Contractor unconditionally grants to BANCROFT during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights and tangible embodiments thereof.

4.4            Exceptions to Assignments.  Contractor understands that the provisions of this Agreement requiring assignment to BANCROFT do not apply to any invention as to which Contractor can prove the following:  (a) no equipment, supplies, facility or trade secret of BANCROFT was used in its development and (b) it does not relate to the Statement of Work or to BANCROFT’s actual or demonstrably anticipated research and development, and does not result from any work performed by Contractor for BANCROFT.  Contractor will advise BANCROFT promptly in writing of the existence and general nature of (but not any confidential subject matter of) any inventions that Contractor believes meet the criteria in this Section 4.4, and if so requested, the subject matter of the invention and all evidence necessary to substantiate such belief.

5.       Representations and Warranties.  Contractor hereby represents and warrants with respect to each Work and to the services Contractor provides hereunder that Contractor is a qualified, trained geologist, skilled in the type of services provided under this Agreement.  Any Works or other reports produced under this Agreement are prepared in a manner consistent with industry best practices throughout the field of mineral extraction.  BANCROFT relies on, and Contractor represents that BANCROFT can rely on Contractor’s expertise in the field of Geology generally and mineral extraction in particular.  It is the understanding of BANCROFT that Contractor will personally perform the services required under this Agreement.  However, If Contractor uses third parties to create any products or to perform any services related to the Work, then Contractor represents and warrants that Contractor has (I) obtained all of the necessary rights to the Work from all such third parties to the same extent as warranted above and (II) caused such third parties to enter into confidentiality agreements that contain the same language as contained in this Agreement with respect to protecting BANCROFT’s Confidential Information.

6.       Indemnification.  Contractor will indemnify and hold harmless BANCROFT, its parents, stockholders, officers, directors, employees, sub-licensees, customers and agents (collectively the “Indemnified Parties”) from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) that result from a breach of any representation or warranty of Contractor (a “Claim”) set forth in Section 5 of this Agreement.

7.       Termination.

7.1            Termination.  This Agreement may be terminated by BANCROFT with or without cause, effective upon delivery of written notice.  Contractor may terminate this Agreement for any reason on seven (7) days’ written notice to BANCROFT or such longer period as may be specified in the attached exhibits.  In the event that Contractor gives notice of termination during the performance of the Statement of Work, the terms of the Agreement will govern completion, acceptance and payment by BANCROFT for any work product.

BANCROFT Consulting Agreement

7.2            Return of Materials.  Following any notice of termination of this Agreement given pursuant to Section 7.1 or upon expiration of the term of this Agreement, Contractor will fully cooperate with BANCROFT in all matters relating to the winding up of Contractor’s pending work on behalf of BANCROFT and the orderly transfer of any work or documents to BANCROFT.   Contractor agrees that, at the time of terminating Contractor’s engagement with BANCROFT and at any other time BANCROFT requests, Contractor will deliver to BANCROFT any and all devices, materials, software, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items (in whole or in part) belonging to BANCROFT, its successors, or assigns, or embodying BANCROFT’s Confidential Information or work product developed under this Agreement (collectively “BANCROFT Materials”).  Contractor may not retain any BANCROFT Materials without the written authorization of an authorized BANCROFT officer.

7.3            BANCROFT Materials. Contractor agrees it will not use BANCROFT Materials for any purpose other than in performance of the Statement of Work.  Upon termination, Contractor agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C. Contractor will not, during or after Contractor’s engagement with BANCROFT, deliver or transfer to any person, or use, without written authorization by an authorized BANCROFT officer any BANCROFT Materials or other property owned by BANCROFT.

8.        Confidential Information.

8.1            BANCROFT Confidential Information.  The term “Confidential Information” will be deemed to include all information obtained by Contractor from BANCROFT or disclosed to Contractor by BANCROFT, or which Contractor learned of or developed during the term of and in connection with Contractor’s engagement, which relates to BANCROFT’s past, present, and future research, product development or business activities or the results of such activities.  In particular, Confidential Information will be deemed to include any trade secret, idea, process, invention, improvement, know-how, information, characters, story lines, prices, technique, algorithm, computer program (source and object codes), database, design, drawing, formula or test data, relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to BANCROFT, its present or future products, sales, suppliers, clients, customers, employees, consultants, investors, licensees, licensors or business, whether in oral, written, graphic or electronic form, as well as any other information that BANCROFT labels or deems Confidential Information.  Confidential Information will not include information that Contractor can demonstrate by written record was previously known to Contractor or publicly disclosed without breach of an obligation of confidentiality, either prior or subsequent to Contractor’s receipt of such information.

8.2            Promise Not to Disclose.  Contractor agrees, at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use or disclose to any person, firm or corporation without written authorization of an authorized officer of BANCROFT, any Confidential Information, except such use and disclosure as is necessary in carrying out Contractor’s work for BANCROFT and authorized in writing by BANCROFT.  Contractor does not hereby receive any implied or granted rights or licenses to trademarks, inventions, copyrights or patents of BANCROFT or any third parties.  All Confidential Information (including all copies thereof) will at all times remain the property of BANCROFT and will be returned to BANCROFT after the Contractor’s need for it has expired, or upon request by BANCROFT.

8.3            Former and Current Client Information.  Contractor agrees that Contractor will not, during Contractor’s engagement with BANCROFT, improperly use or disclose any proprietary information or trade secrets of third parties, such as Contractor’s other employers, clients or companies through which Contractor has access to such information, if any.  Contractor will not bring onto the premises of BANCROFT or use in the performance of the Statement of Work, any unpublished documents or any property belonging to third parties, such as Contractor’s former employers, clients or customers, if any, unless consented to in writing by such party and such consents are submitted to BANCROFT.

8.4            Third Party Information.  Contractor recognizes that BANCROFT may have received and in the future may receive from third parties their confidential or proprietary information subject to certain duties on BANCROFT’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Contractor agrees that Contractor owes BANCROFT and such third parties, during the term of Contractor’s engagement and thereafter, whatever duty exists between BANCROFT and such third parties to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Contractor’s work for BANCROFT consistent with BANCROFT’s agreement with such third party) or to use it for the benefit of anyone other than for BANCROFT or such third party (consistent with BANCROFT’s agreement with such third party) without written authorization of an authorized officer of BANCROFT.

9.        Assignment.  The rights and obligations of Contractor may be assigned upon written notice to BANCROFT thereof, provided that, in BANCROFT’s sole discretion and judgment, such an assignee is acceptable to BANCROFT.  The rights and obligations of BANCROFT under this Agreement will inure to the benefit of and will be binding upon the successors and assignees of BANCROFT.

BANCROFT Consulting Agreement

10.      Conflicting Work.  Contractor agrees that, during the term of this Agreement, Contractor will not engage in any other work, consulting, or other business activity that would create a conflict of interest with Contractor’s obligations to BANCROFT under this Agreement with BANCROFT.

11.      Independent Contractor Relationship.  CONTRACTOR’s relationship with BANCROFT will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.  Contractor is not the agent of BANCROFT and is not authorized to make any representation, contract, or commitment on behalf of BANCROFT.  If Contractor is an individual, then he or she will not be entitled to any of the benefits which BANCROFT may make available to its employees, including, but not limited to, group insurance, stock option plans, profit-sharing or retirement benefits.  If applicable, BANCROFT will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service, as required by law.  Because Contractor is an independent contractor, BANCROFT will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Contractor’s behalf.  Contractor will be solely responsible for, and agrees to accept exclusive liability for, complying with all applicable foreign, federal and state laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Contractor or its agents under this Agreement.  Contractor hereby agrees to indemnify and hold harmless the Indemnified Parties against any and all such taxes or contributions, including penalties and interest.

12.      Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of Nevada as applied to transactions taking place wholly within Nevada between Nevada residents.  In the event of a dispute, the parties agree to mediate in good faith before a neutral third party agreeable to both parties prior to instituting any legal action other than injunctive relief, such mediation to take place in the Clark County, Nevada.  Contractor hereby expressly consents to the exclusive personal and subject-matter jurisdiction of the state and federal courts located in the Clark County, Nevada, for any dispute arising from or related to this Agreement.

13.      Survival. Any respective obligations of Contractor or BANCROFT hereunder which by their nature would continue beyond the termination, cancellation or expiration of this Agreement will survive such termination, cancellation or expiration, including but not limited to the obligations set forth in the following provisions:  Section 4, Section 5, Section 6, Section 7, Section 8, Section 11, Section 12, Section 13, Section 14, Section 16 and Section 18.

14.      Entire Agreement; Amendment.  This Agreement together with any subsequent Statements of Work hereunder constitutes the entire agreement between the parties regarding the services rendered by Contractor to BANCROFT, and this Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between BANCROFT and Contractor, whether oral or written.  This Agreement may be amended only by a writing executed by Contractor and an authorized officer of BANCROFT.  Contractor expressly acknowledges that Contractor has read the terms of this Agreement, has had the opportunity to discuss those terms with his or her own legal counsel, and understands that this is a legally binding contract.

15.      Notices.  Any notice, request, demand or other communication hereunder will be in writing and will be deemed to be duly given (a) upon actual receipt when personally delivered to an officer of BANCROFT or to Contractor, as the case may be, (b) three days after deposit in the U.S. Mail by certified or registered mail, return receipt requested with postage prepaid, or (c) upon actual receipt or two days after being sent by reputable international overnight courier, delivery fees prepaid; in each case addressed to the addresses set forth on the signature page of this Agreement or to such other address as either party may specify by notice to the other as provided in this section.

16.      Interpretation; Severability.  Section and other headings contained in this Agreement are for reference only and will not affect the meaning or interpretation of this Agreement.  If any provision of this Agreement is considered unclear or ambiguous, it will not be construed against the party that drafted the provision, but instead will be construed to effectuate the intent of both parties as expressed in this Agreement.  Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, any provision so affected will be conformed automatically and to the extent possible to the law or determination in question and enforced insofar as possible consistent with the intent of the parties, and in all events the remaining provisions of this Agreement will continue in full force and effect.

17.      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original.

18.      Attorneys’ Fees. If an action is brought to interpret or enforce the terms of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party, in addition to all other remedies at law and equity, all costs and expenses incurred by the prevailing party with respect to such action, including but not limited to attorneys’ fees, costs and disbursements.

BANCROFT Consulting Agreement

In Witness Whereof, the parties hereto have caused this Consulting Agreement to be duly executed as of the first date written above.

BANCROFTBancroft Uranium, Inc.:	Contractor:

/s/ P. Leslie Hammond	/s/ Rick Lewon
Signature	Signature

P. Leslie Hammond	Rick Lewon
Name (please print)	Name (please print)

Chief Executive Officer	Consultant
Title	Title

May 23, 2008	May 23, 2008
Date	Date

Address for Notices:	Address for Notices:
BANCROFT
Bancroft Uranium, Inc.	[address omitted]
8655 East Via de Ventura	____________________________
Scottsdale, AZ 85258	____________________________
Phone: (480)346-1460	____________________________
Attention: President & CEO	____________________________

Attachments:
Exhibit A—Statement of Work and Project Schedule
Exhibit B—Payment Schedule
Exhibit C—Contractor Termination Certification
Exhibit D—Form of Subsequent Statement of Work

Signature Page to
BANCROFT Consulting Agreement

BANCROFT Consulting Agreement

EXHIBIT A

STATEMENT OF WORK and PROJECT SCHEDULE

1.	Title of Project: Management and Security Consulting services.

2.
Scope of Work:  For the purpose of this Statement of Work, “Project” means that within Two Years (2), Contractor will be responsible for creating and performing the following deliverables and services pursuant to the schedules and conditions herein described:

a.	Scheduling, agenda, research, protocols, procedures and facilitation for exploration, staffing, drilling, security, mining liaison work and other full-time management activities.

b.	Develop interim detailed drilling plans and complete geological exploration plans based on the above.

c.	Coordination with trademark, patent counsel and corporate counsel regarding all elements of intellectual property protection strategy with respect to any innovations that come from the work.

d.
Complete, comprehensive research on the top producers and suppliers of uranium, together with assistance in evaluating potential joint venture partners and drilling and other partners, as well as the evaluation of potential end user consumers of uranium.

e.	Supervision of all security and job sites across all of BANCROFT’s mineral properties.

f.	A complete security and managment of the development of the Elliot Lake and Longlac properties as well as the identification of complementary properties for acquisition.

3.	Services to be Provided: Contractor will be responsible for completing the Project and providing all services necessary to accomplish the above goals, including:

a.	Continue to support BANCROFT’s drilling, public relations, environmental compliance and First Nation’s partnership relationships.
b.	All fees and costs associated with any professional training or licensure requirements in order to perform the work.
c.	Methodology for conducting appropriate geological work. This includes:
i.	Management of all equipment, facilities and personnel to an executive standard.
ii.	daily contact and as needed office visits with BANCROFT personnel to support exploration and joint-venture efforts
iii.	any research assistance or meetings needed to be attended anywhere in the world required to carry out the goals of the project
iv.	any consultations with any experts necessary to accomplish the project goals

4.	Project Dates:
Project start date:  10/3/07
Project completion date:  10/1/09

5.	Deliverables and Due Dates: Services have been ongoing since October 3, 2007 and will be ongoing through October 1, 2009.

Exhibit A, Page 1

BANCROFT Consulting Agreement

EXHIBIT B

COMPENSATION

AMOUNT AND PAYMENT SCHEDULE

Payment will be due by BANCROFT to Contractor in the amounts of $15,000 USD per month of services rendered to the corporation for geological consulting services rendered during the term of this Agreement.  Contractor will also be entitled to a stock bonus consisting of 100,000 S-8 registered, free-trading shares per month for each and every month of services performed by Contractor under this Agreement.  BANCROFT may elect to pay the remaining stock bonus payments due under this Agreement in advance, no later than May 31, 2008.  If BANCROFT elects to pay the bonuses in advance by that date, only 83,333 per month in bonuses will be due.  BANCROFT acknowledges that as an inducement for Contractor to enter into this Agreement and continue to provide services, bonus stock payments are due for the eight months of services previously provided to Contractor without stock compensation.  This means that BANCROFT must issue Contractor 2,000,000 free-trading, S-8 registered common shares by May 31, 2008 to take advantage of this provision.

Any provision of this Agreement to the contrary notwithstanding, BANCROFT may terminate Contractor at any time or Contractor may quit at any time.  In the event of termination, any unearned cash or stock compensation will be forfeited by Contractor.  In the event of a termination where Contractor has been paid stock bonuses in advance under this Agreement, Contractor agrees to return the unearned shares immediately or compensate BANCROFT for the fair market value of the shares in cash as of the date of termination.

Exhibit B, Page 1

BANCROFT Consulting Agreement

EXHIBIT C

CONTRIBUTOR TERMINATION CERTIFICATION

This is to certify that Contributor does not have in its possession or control, nor has it failed to return, any devices, software, materials, records, data, notes, reports, proposals, lists, correspondence, specification, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items (in whole or in part) belonging to BANCROFT, its subsidiaries, affiliates, successors or assigns.

Contributor further agrees that it will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, development or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of BANCROFT or any of its clients, Contributors or licensees.

Contributor hereby irrevocably grants, assigns and transfers to BANCROFT, all right, title and interest worldwide in and to the Works (as such term is defined in the Independent Contractor Services Agreement entered into between Contributor and BANCROFT) and tangible embodiments thereof, including without limitation, copyrights, moral rights, contract and licensing rights.

Date: ___________________________	Contributor

Signature ____________________________

Print Name ___________________________

Title ________________________________

Exhibit C, Page 1

BANCROFT Consulting Agreement

PLEASE NOTE:  This is a sample Subsequent Statement of Work.  Should BANCROFT and Contributor agree to Contributor performing additional work for BANCROFT that is not covered by the Statement of Work as set forth in Exhibit A to this Agreement, BANCROFT will prepare a formal Subsequent Statement of Work for Contributor’s review and execution.

EXHIBIT D

SUBSEQUENT STATEMENT OF WORK No.______

This Subsequent Statement of Work is incorporated by reference in the Independent Contractor Services Agreement between BANCROFT and ___________________ (“Contributor”) having an Effective Date of____________ (the “Agreement”).  It sets forth work tasks, deliverable work product, dates for completion of work and delivery of work product, and payment schedule and terms.  This Subsequent Statement of Work is subject to the provisions of the Agreement, including, without limitation, the ownership by BANCROFT of all rights, title, and interest in intellectual property arising in performance of this Subsequent Statement of Work.  Any capitalized terms used but not defined in this Exhibit D, retain the same meaning given them in the Agreement.

Title of Effort: ______________________	Starting Date:__________________

List of Tasks and Due Date:

Payment Schedule and Terms:

Address where payment should be mailed:	_____________________________

_____________________________

_____________________________

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
Contributor	BANCROFTBancroft Uranium, Inc.

(Signature)	(Signature)

(Print Name)	(Print Name)

(Title)	(Title)

(Date)	(Date)

Exhibit D, Page 1